Exhibit 4.1

NDCHEALTH CORPORATION

Company

PHYSERV SOLUTIONS, INC.

NDC HEALTH PHARMACY SYSTEMS AND SERVICES, INC.

NDC OF CANADA, INC.

Subsidiary Guarantors

and

REGIONS BANK

Trustee

Supplemental Indenture

Dated as of December 21, 2005

to

Indenture

Dated as of November 26, 2002

10 1/2% Senior Subordinated Notes due 2012

SUPPLEMENTAL INDENTURE, (the “Supplemental Indenture”), dated as of December 21, 2005, among NDCHEALTH CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at NDC Plaza, Atlanta, Georgia 30329-2010, PHYSERV SOLUTIONS, INC., a Delaware corporation, NDC HEALTH PHARMACY SYSTEMS AND SERVICES, INC., a Delaware corporation, and NDC OF CANADA, INC., a Delaware corporation, and REGIONS BANK, an Alabama state banking corporation, as trustee (the “Trustee”), under an Indenture dated as of November 26, 2002 (the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, Section 902 of the Indenture provides, among other things, that, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture in accordance with its terms have been done;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

The parties hereto hereby agree as follows:

Section 1. Effectiveness of Supplemental Indenture.

This Supplemental Indenture shall become effective as of the date hereof provided that the amendments to the Indenture set forth in Section 2 shall not be operative until the date that (1) the Notes are accepted for purchase by the Company pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 9, 2005 and (2) all outstanding indebtedness under the Senior Credit Agreement has been paid in full and the commitments to lend thereunder have been terminated (the “Amendment Effective Date”).

Section 2. Amendments to Indenture.

(1) The following definitions are hereby added to Section 101 of the Indenture:

“Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in the Supplemental Indenture.

“Supplemental Indenture” shall mean that certain Supplemental Indenture, dated as of December 21, 2005, between the Company, certain of its subsidiaries and the Trustee.

(2) The following definitions are hereby deleted from Section 101 of the Indenture: “Acquired Indebtedness,” “Asset Sale,” “Attributable Debt,” “Average Life,” “Consolidated Adjusted Net Income,” “Consolidated Fixed Charge

Coverage Ratio,” “Consolidated Income Tax Expense,” “Consolidated Interest Expense,” “Consolidated Non-Cash Charges,” “Current Assets,” “Current Liabilities,” “Excess Cash Flow,” “Excess Proceeds Offer,” “incur,” “Independent Financial Advisor,” “Investment,” “Net Cash Proceeds,” “Permitted Indebtedness,” “Permitted Investments,” “Permitted Liens,” “Purchase Money Obligations,” “Replacement Assets,” “Restricted Payments,” and “Sale and Leaseback Transaction.”

(3) Section 501 of the Indenture will be deleted in its entirety and replaced by the following:

Section 501. Events of Default.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article Twelve or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days (whether or not such payment shall be prohibited by Article Twelve);

(2) default in the payment of the principal of, or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise) (whether or not such payment shall be prohibited by Article Twelve);

(3) default in the performance, or breach, of the provisions of Article Eight, the failure to make or consummate a Change in Control Offer in accordance with Section 1013;

(4) [Intentionally Omitted];

(5) [Intentionally Omitted];

(6) [Intentionally Omitted];

(7) any Note Guarantee of a Material Subsidiary, or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary, ceases to be in full force and effect or is declared null and void or any Subsidiary Guarantor which is a Material Subsidiary denies that it has any further liability under any Note Guarantee, or gives notice to such effect (in each case, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with this Indenture);

(8) the Company or any of its Material Subsidiaries pursuant to or within the meaning of Bankruptcy Law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally not paying its debts (other than debts which are the subject of a bona fide dispute) as they become due; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and: (A) is for relief against the Company or any of its Material Subsidiaries in an involuntary case; (B) appoints a Custodian of the Company or any of its Material Subsidiaries or for all or substantially all of the property of the Company or any of its Material Subsidiaries; or (C) orders the liquidation of the Company or any of its Material Subsidiaries; provided that clauses (A), (B) and (C) shall not apply to an Unrestricted Subsidiary, unless such action or proceeding has a material adverse effect on the interests of the Company or any Restricted Subsidiary.

(4) Section 801 of the Indenture will be deleted in its entirety and replaced by the following:

Section 801. Company May Consolidate, Etc., Only on Certain Terms.

The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

(a) either (1) the Company shall be the continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the “Surviving Entity”) (i) shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (ii) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the Company’s obligation for the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance and observance of every covenant of this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(b) [Intentionally Omitted];

(c) [Intentionally Omitted];

(d) each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee will apply to such Person’s obligations under this Indenture and the Notes; and

(e) the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 801 and that all conditions precedent herein provided for relating to such transaction have been satisfied.

(5) Section 802 of the Indenture will be deleted in its entirety and replaced by the following:

Section 802. Subsidiary Guarantors May Consolidate, Etc., Only on Certain Terms.

Each Subsidiary Guarantor, if any (other than any Subsidiary whose Note Guarantee is being released pursuant to the provisions of Section 1309 as a result of such transaction), shall not, and the Company shall not permit a Subsidiary Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than the Company or any Subsidiary Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any entity (other than the Company or any Subsidiary Guarantor) unless at the time and after giving effect thereto:

(a) either (1) such Subsidiary Guarantor shall be the continuing corporation or partnership or (2) the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of such Subsidiary

Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all obligations of such Subsidiary Guarantor under its Note Guarantee and this Indenture;

(b) [Intentionally Omitted]; and

(c) such Subsidiary Guarantor or such Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Section 802 and that all conditions precedent herein provided for relating to such transaction have been satisfied.

(6) Section 1005 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1005. Payment of Taxes and Other Claims.

[Intentionally Omitted].

(7) Section 1006 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1006. Maintenance of Properties.

[Intentionally Omitted].

(8) Section 1007 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1007. Statement by Officers as to Default.

[Intentionally Omitted].

(9) Section 1008 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1008. Limitation on Indebtedness.

[Intentionally Omitted].

(10) Section 1009 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1009. Limitation on Restricted Payments.

[Intentionally Omitted].

(11) Section 1010 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1010. Limitation on Issuances and Sales of Equity Interests by Restricted Subsidiaries.

[Intentionally Omitted].

(12) Section 1011 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1011. Limitation on Transactions with Affiliates.

[Intentionally Omitted].

(13) Section 1012 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1012. Limitation on Liens.

[Intentionally Omitted].

(14) Section 1014 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1014. Limitation on Sale of Assets.

[Intentionally Omitted].

(15) Section 1015 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1015. Limitations on Guarantees of Indebtedness by Restricted Subsidiaries.

[Intentionally Omitted].

(16) Section 1016 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1016. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

[Intentionally Omitted].

(17) Section 1018 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1018. Limitation on Unrestricted Subsidiaries.

[Intentionally Omitted].

(18) Section 1019 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1019. Reports.

[Intentionally Omitted].

(19) Section 1105 of the Indenture will be deleted in its entirety and replaced by the following:

Section 1105. Notice of Redemption.

Notice of redemption shall be given in the manner provided for in Section 106 not less than three nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed. The Trustee shall give notice of redemption in the Company’s name and at the Company’s expense.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the Redemption Price and the amount of accrued interest, if any, to the Redemption Date payable as provided in Section 1107,

(3) if less than all Outstanding Notes are to be redeemed, the identification of the particular Notes to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided in Section 1107) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) will cease to accrue on and after said date,

(6) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(7) the name and address of the Paying Agent,

(8) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(9) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(10) the paragraph of the Notes pursuant to which the Notes are to be redeemed.

(20) References to any of the defined terms and Sections eliminated above are eliminated in their entirety.

Section 3. Waiver.

Subject to the last sentence of Section 902(a) of the Indenture (to the extent it may be applicable), all Defaults and Events of Default that may exist under the Indenture at the Amendment Effective Date are hereby waived.

Section 4. Governing Law.

This Supplemental Indenture and the Indenture, as amended hereby, shall be governed by and construed in accordance with the law of the State of New York.

Section 5. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

Section 6. Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7. Ratification.

Except as expressly amended by this Supplemental Indenture, each provision of the Indenture shall remain in full force and effect, and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company, the Subsidiary Guarantors and the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NDCHEALTH CORPORATION

By:	/s/ Randolph L.M. Hutto
Name:	Randolph L.M. Hutto
Title:	Executive Vice President

PHYSERV SOLUTIONS, INC.

By:	/s/ Randolph L.M. Hutto
Name:	Randolph L.M. Hutto
Title:	Executive Vice President

NDC HEALTH PHARMACY SYSTEMS AND SERVICES, INC.

By:	/s/ Randolph L.M. Hutto
Name:	Randolph L.M. Hutto
Title:	Executive Vice President

NDC OF CANADA, INC.

By:	/s/ Randolph L.M. Hutto
Name:	Randolph L.M. Hutto
Title:	Executive Vice President

REGIONS BANK, as Trustee

By:	/s/ Eric J. Knoll
Name:	Eric J. Knoll
Title:	Vice President